EXHIBIT 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the use in this Registration Statement on Form S-4 of The Jones Financial Companies, L.L.L.P. (the “Registration Statement”) of our report dated March 13, 2026 relating to the financial statements, financial statement schedules, and the effectiveness of internal control over financial reporting of The Jones Financial Companies, L.L.L.P., which appears in this Registration Statement. We also consent to the reference to us under the heading “Experts” in such Registration Statement.

/s/ PricewaterhouseCoopers LLP
St. Louis, Missouri
July 27, 2026